UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 8, 2009

Rand Logistics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50908	20-1195343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

461 Fifth Avenue, 25th Floor, New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 644-3450

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2009, Lower Lakes Towing Ltd. (“Lower Lakes”), an indirect subsidiary of Rand Logistics, Inc. (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Scott Bravener, pursuant to which Mr. Bravener will continue to serve as Lower Lakes’ President and Chief Executive Officer through March 31, 2014 (the “End Date”).  In accordance with the terms of the Employment Agreement, Mr. Bravener will be paid (i) a signing bonus of CDN $328,000, portions of which are recoverable by Lower Lakes in certain circumstances, (ii) a base salary in the amount of CDN $206,813 for the fiscal year ending March 31, 2010 and CDN $250,000 in each fiscal year thereafter, subject to certain adjustments, and (iii) certain performance-based bonuses.  The Employment Agreement entitled Mr. Bravener to (i) participate in all of Lower Lakes’ benefit programs, including its registered retirement savings plan, (ii) lease an automobile at a maximum monthly cost of not more than CDN $950, plus expenses related to the business use of such automobile, and (iii) reimbursement of reasonable out-of-pocket expense incurred in the course of his employment.

In the event Mr. Bravener’s employment is terminated (i) by Lower Lakes without cause (as such term is defined in the Employment Agreement)  prior to the End Date, (ii) following the End Date if Lower Lakes decides not to renew the Employment Agreement or (iii) as a result of Mr. Bravener’s “disability” (as such term is defined in the Employment Agreement) or death, Mr. Bravener will be entitled to (a) any accrued but unpaid base salary and performance bonus as the of the date of such termination, (b) payment of the base salary in effect at the time of termination for a period of twenty-four months and (c) continuation of all benefit programs, including the registered retirement savings plan, for a period of twenty-four months.

In the event Mr. Bravener’s employment is terminated by Lower Lakes following a “change of control” (as such term is defined in the Employment Agreement) or by Mr. Bravener for “good reason” (as such term is defined in the Employment Agreement), Mr. Bravener will be entitled to (i) any accrued but unpaid base salary and performance bonus as the of the date of such termination, (ii) payment of the base salary in effect at the time of termination for a period of twenty-four months, (iii) continuation of all benefit programs, including the registered retirement savings plan, for a period of twenty-four months and (iv) a special bonus equal to 30% of Mr. Bravener’s base salary as of the date of such termination.

During the course of his employment and for twenty-four months after the termination thereof, Mr. Bravener may not be employed by or an advisor to any competitor to Lower Lakes or its affiliates, or otherwise engage in a competitive business in the U.S. or Canada and may not directly or indirectly solicit any customer, employee or service provider away from Lower Lakes or its affiliates.

Within 30 days of the execution of the Employment Agreement, the Company will award Mr. Bravener 39,660 shares (the “Restricted Shares”) of the Company’s common stock, par value $.0001 per share, pursuant to a Restricted Share Award Agreement (the “Award Agreement”).  Pursuant to the Award Agreement, 20% of the Restricted Shares will vest on each of March 31, 2010, March 31, 2011, March 31, 2012, March 31, 2013 and March 31, 2014, provided that Mr. Bravener is employed by the Company or one of its subsidiaries on such dates.

If Mr. Bravener’s employment is terminated for "cause" (as such term is defined in the Award Agreement), Mr. Bravener terminates his employment without "good reason" (as such term is defined in the Award Agreement) or Mr. Bravener terminates his employment for good reason but without sixty days notice, any Restricted Shares not vested prior to the date of any such termination shall immediately be canceled, with any rights or interests in and with respect to such Restricted Shares forfeited. The Company may, at its sole discretion, determine, prior to or within ninety days after the date of any such termination, that all or a portion of such unvested Restricted Shares shall not be so canceled and forfeited.

If the recipient's employment is terminated for any reason other than those set forth in the previous paragraph or as a result of Mr. Bravener's death or permanent disability, 100% of the Restricted Shares awarded pursuant to the Award Agreement shall become fully vested as of the date of such termination.

In the event of a "change of control" of the Company (as such term is defined in the Award Agreement), all  restrictions, terms and conditions applicable to the Restricted Shares shall be deemed lapsed and satisfied as of the date of such change of control.

The foregoing descriptions of the Employment Agreement and the Award Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto, and the Form of Award Agreement, which is filed as Exhibit 10.2 hereto, both of which are incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

10.1	Employment Agreement, dated October 8, 2009, by and between Lower Lakes Towing Ltd. and Scott Bravener.

10.2	Form of Restricted Share Award Agreement by and between Rand Logistics, Inc. and Scott Bravener.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAND LOGISTICS, INC.

Date: October 9, 2009	By:	/s/ Joseph W. McHugh, Jr.
	Name:	Joseph W. McHugh, Jr.
	Title:	Chief Financial Officer